Exhibit 99.1

Schnitzer Reports Second Quarter Fiscal 2022 Financial Results

Strong Profitability on Higher Year-over-Year Recycled Metals Volumes

PORTLAND, Ore.--(BUSINESS WIRE)--April 6, 2022--Schnitzer Steel Industries, Inc. (NASDAQ: SCHN) today reported results for its second quarter of fiscal 2022 ended February 28, 2022.

Second Quarter Fiscal 2022 Highlights

  Diluted earnings per share from continuing operations of $1.27 compared to $1.54 in the second quarter of fiscal 2021
  Adjusted diluted earnings per share from continuing operations of $1.38 compared to adjusted diluted earnings per share of $1.51 in the second quarter of fiscal 2021
  Net income of $38 million compared to $46 million in the second quarter of fiscal 2021
  Adjusted EBITDA of $75 million compared to $71 million in the second quarter of fiscal 2021

The Company’s performance in the quarter continued to benefit from strong global demand for recycled metals and robust West Coast market conditions for finished steel products. Average selling prices for ferrous and nonferrous recycled metals were at or near multi-year highs in the quarter, while average finished steel prices reached all-time highs. Ferrous and nonferrous sales volumes increased year-over-year by 10% and 8%, respectively.

Tamara Lundgren, Chairman and Chief Executive Officer, stated, “After delivering record first quarter results, our second quarter performance continued the trend of strong financial and operating performance leading to first half results that were the highest in our Company’s 116-year history. We continued to invest in the rollout of our new advanced metal recovery technology at our major recycling operations and returned capital to our shareholders through both our dividend and share repurchases, while delivering positive operating cash flow. Shortly after the end of the quarter, we announced the launch of GRN Steel™, a line of net zero carbon products from our Cascade steel mill which reflects evolving customer demand trends and represents an important step towards achieving our sustainability goals.”

Ms. Lundgren continued, “Global demand for our products and services remains very high, our outlook is strong, and our team is committed to supporting all our stakeholders safely and responsibly as we navigate through these challenging times and advance our strategic priorities.”

Summary Results
($ in millions, except per share amounts, and prices per ton/pound)
	Quarter			Six Months Ended
	2Q22	1Q22	2Q21	2022	2021
Revenues	$783	$798	$600	$1,581	$1,092
Gross margin (total revenues less cost of goods sold)	$113	$115	$113	$228	$185
Selling, general and administrative expense	$61	$55	$54	$116	$104
Net income (loss)	$38	$47	$46	$85	$61
Net income (loss) per ferrous ton	$36	$41	$47	$38	$30
Diluted earnings (loss) per share from continuing operations attributable to SSI shareholders
Reported	$1.27	$1.55	$1.54	$2.81	$2.05
Adjusted(1)	$1.38	$1.58	$1.51	$2.96	$2.09
Adjusted EBITDA(1)	$75	$78	$71	$153	$112
Adjusted EBITDA per ferrous ton(1)	$70	$68	$73	$69	$55

Ferrous sales volumes (LT, in thousands)	1,071	1,148	977	$2,219	2,030
Avg. net ferrous sales prices ($/LT)(2)	$445	$446	$387	$446	$326
Nonferrous sales volumes (pounds, in millions)(3)	147	153	136	$300	274
Avg. nonferrous sales prices ($/pound)(2)(3)	$1.10	$1.05	$0.83	$1.08	$0.74
Finished steel average net sales price ($/ST)(2)	$1,045	$979	$690	$1,013	$656
Finished steel sales volumes (ST, in thousands)	106	99	136	$205	270
Rolling mill utilization (%)	86%	78%	88%	82%	93%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(3)	Nonferrous sales volumes and average nonferrous prices excludes platinum group metals (PGMs) in catalytic converters.

Second Quarter Fiscal 2022 Financial Review and Analysis

Net income of $38 million and adjusted EBITDA of $75 million in the second quarter of fiscal 2022 benefited from higher year-over-year sales volumes for recycled ferrous and nonferrous metals, increased average net selling prices and recognition of insurance recoveries. Performance in the quarter also reflected the impact of supply chain disruptions and compressed metal spreads on contracted ferrous sales for February shipments due to a surge in market prices in the second half of the quarter, lower year-over-year PGM prices, inflationary pressure on operating costs and the adverse impact of the Everett, MA shredder downtime. The benefit from average inventory accounting was approximately $1 per ferrous ton in the quarter compared to a benefit of $10 per ferrous ton in the prior year quarter.

Ferrous and nonferrous sales volumes were up year-over-year by 10% and 8%, respectively. Sales volumes included the first full quarter contribution from the Columbus Recycling acquisition. Average ferrous and nonferrous net selling prices were up year-over-year by 15% and 33%, respectively, supported by strong global demand.

Finished steel sales volumes were down year-over-year by 22%, also due to supply chain disruptions, including delays to construction projects related to a concrete workers’ strike in the Pacific Northwest, but up 7% sequentially as the mill completed its ramp-up and inventory rebuild during the quarter and achieved average utilization of 86%. Average net selling prices for finished steel products increased year-over-year by 51%, reaching all-time highs.

Operating cash flow in the quarter was $47 million, as cash flows associated with profitability more than offset the increase in working capital including from the higher price environment and mill inventory rebuild. Capital expenditures were $30 million in the quarter, including investments in advanced metal recovery technologies, maintaining the business and environmental projects. Total debt at the end of the quarter was $262 million, and debt, net of cash, was $244 million (for a reconciliation of adjusted results and debt, net of cash, to U.S. GAAP, see the table provided in the Non-GAAP Financial Measures section). The Company’s effective tax rate for the second quarter of fiscal 2022 was an expense of 24%.

During the second quarter, the Company returned capital to shareholders through its 112th consecutive quarterly dividend and the repurchase of 200,000 shares, or 0.7%, of its Class A common stock in open market transactions pursuant to its ongoing authorized share repurchase program.

Declaration of Quarterly Dividend

The Board of Directors declared a cash dividend of $0.1875 per common share, payable May 2, 2022 to shareholders of record on April 18, 2022. Schnitzer has paid a dividend every quarter since going public in November 1993.

Analysts’ Conference Call: Second Quarter of Fiscal 2022

A conference call and slide presentation to discuss results will be held today, April 6, 2022, at 11:30 a.m. Eastern and will be hosted by Tamara L. Lundgren, Chairman and Chief Executive Officer, and Richard Peach, Executive Vice President, Chief Financial Officer and Chief Strategy Officer. The call and the slide presentation will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/company/investors/event-calendar.

Summary financial data is provided in the following pages. The slide presentation and related materials will be available prior to the call on the above website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 25 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes 50 stores which sell serviceable used auto parts from salvaged vehicles and receive over 4.3 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS ($ in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Six Months Ended
	February 28, 2022	November 30, 2021	February 28, 2021	February 28, 2022	February 28, 2021
Revenues	$783,198	$798,118	$600,111	$1,581,316	$1,092,218
Cost of goods sold	670,539	683,244	487,025	1,353,783	907,119
Selling, general and administrative expense	61,081	55,267	54,142	116,348	104,048
Income from joint ventures	(591)	(236)	(454)	(827)	(1,181)
Restructuring charges and other exit-related activities	4	22	814	26	878
Operating income	52,165	59,821	58,584	111,986	81,354
Interest expense	(1,901)	(1,372)	(1,224)	(3,273)	(3,004)
Other loss, net	(55)	(47)	(242)	(102)	(407)
Income from continuing operations before income taxes	50,209	58,402	57,118	108,611	77,943
Income tax expense	(12,073)	(11,097)	(11,469)	(23,170)	(17,188)
Income from continuing operations	38,136	47,305	45,649	85,441	60,755
Gain (loss) from discontinued operations, net of tax	29	(29)	30	—	(12)
Net income	38,165	47,276	45,679	85,441	60,743
Net income attributable to noncontrolling interests	(550)	(1,077)	(1,091)	(1,627)	(2,051)
Net income attributable to SSI shareholders	$37,615	$46,199	$44,588	$83,814	$58,692

Net income per share attributable to SSI shareholders:
Basic:
Income per share from continuing operations	$1.33	$1.64	$1.59	$2.97	$2.10
Net income per share	$1.33	$1.64	$1.59	$2.97	$2.10
Diluted:
Income per share from continuing operations	$1.27	$1.55	$1.54	$2.81	$2.05
Net income per share	$1.27	$1.55	$1.54	$2.81	$2.05
Weighted average number of common shares:
Basic	28,231	28,159	27,991	28,195	27,899
Diluted	29,712	29,885	28,862	29,798	28,673
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.1875	$0.3750

SCHNITZER STEEL INDUSTRIES, INC. SELECTED OPERATING STATISTICS (Unaudited)

			YTD
	1Q22	2Q22	2022
Total ferrous volumes (LT, in thousands)(1)	1,148	1,071	2,219
Total nonferrous volumes (pounds, in thousands)(1)(2)	153,227	147,145	300,373
Ferrous selling prices ($/LT)(3)
Domestic	$431	418	424
Foreign	$450	455	452
Average	$446	445	446
Ferrous sales volume (LT, in thousands)
Domestic	430	408	839
Foreign	718	663	1,381
Total(6)	1,148	1,071	2,219
Nonferrous average price ($/pound)(2)(3)	$1.05	$1.10	$1.08
Cars purchased (in thousands)(4)	80	73	153
Auto stores at period end	50	50	50
Finished steel average sales price ($/ST)(3)	$979	$1,045	$1,013
Sales volume (ST, in thousands)
Rebar	74	73	147
Coiled products	25	32	57
Merchant bar and other	—	1	1
Finished steel products sold	99	106	205
Rolling mill utilization(5)	78%	86%	82%
(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)

Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products. (1Q22 impacted by mill shutdown beginning in May 2021 and subsequent ramp-up of operations.)

(6)	May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC. SELECTED OPERATING STATISTICS (Unaudited)

					Fiscal Year
	1Q21	2Q21	3Q21	4Q21	2021
Total ferrous volumes (LT, in thousands)(1)	1,053	977	1,215	1,163	4,408
Total nonferrous volumes (pounds, in thousands)(1)(2)	138,236	135,899	155,657	163,586	593,378
Ferrous selling prices ($/LT)(3)
Domestic	$242	$349	$395	$453	$364
Foreign	$276	$399	$401	$446	$385
Average	$269	$387	$400	$449	$381
Ferrous sales volume (LT, in thousands)
Domestic	388	391	412	309	1,500
Foreign	665	586	803	854	2,908
Total	1,053	977	1,215	1,163	4,408
Nonferrous average price ($/pound)(2)(3)	$0.64	$0.83	$0.97	$1.01	$0.88
Cars purchased (in thousands)(4)	78	80	91	89	338
Auto stores at period end	50	50	50	50	50
Finished steel average sales price ($/ST)(3)	$621	$690	$802	$920	$737
Sales volume (ST, in thousands)
Rebar	94	103	106	50	353
Coiled products	39	32	47	14	132
Merchant bar and other	1	1	—	1	3
Finished steel products sold	134	136	153	65	488
Rolling mill utilization(5)	97%	88%	98%	28%	78%
LT = Long Ton, which is equivalent to 2,240 pounds
ST = Short Ton, which is equivalent to 2,000 pounds

(1)	Ferrous and nonferrous volumes sold externally and delivered to our steel mill for finished steel production.
(2)	Excludes platinum group metals (“PGMs”) in catalytic converters.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Cars purchased by auto parts stores only.
(5)

Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products. (4Q21 impacted by mill shutdown beginning in May 2021 and subsequent ramp-up of operations.)

SCHNITZER STEEL INDUSTRIES, INC. CONDENSED CONSOLIDATED BALANCE SHEETS ($ in thousands) (Unaudited)

	February 28, 2022	August 31, 2021
Assets
Current assets:
Cash and cash equivalents	$17,823	$27,818
Accounts receivable, net	280,254	214,098
Inventories	323,931	256,427
Other current assets	37,297	44,771
Total current assets	659,305	543,114
Property, plant and equipment, net	597,262	562,674
Operating lease right-of-use assets	126,155	131,221
Goodwill and other assets	341,607	257,354
Total assets	$1,724,329	$1,494,363

Liabilities and Equity
Current liabilities:
Short-term borrowings	$7,451	$3,654
Operating lease liabilities	21,869	21,417
Other current liabilities	299,851	327,779
Total current liabilities	329,171	352,850
Long-term debt, net of current maturities	254,126	71,299
Environmental liabilities, net of current portion	54,844	52,385
Operating lease liabilities, net of current maturities	106,803	113,165
Other long-term liabilities	74,736	64,885
Total liabilities	819,680	654,584

Total Schnitzer Steel Industries, Inc. ("SSI") shareholders' equity	900,792	835,764
Noncontrolling interests	3,857	4,015
Total equity	904,649	839,779
Total liabilities and equity	$1,724,329	$1,494,363

Non-GAAP Financial Measures

This press release contains performance based on adjusted diluted earnings per share from continuing operations attributable to SSI shareholders, adjusted EBITDA and adjusted EBITDA per ferrous ton which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, the Company has provided a reconciliation of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that providing these non-GAAP financial measures adds a meaningful presentation of our results from business operations excluding adjustments for legacy environmental matters (net of recoveries), business development costs not related to ongoing operations including pre-acquisition expenses, restructuring charges and other exit-related activities, and the income tax (benefit) expense allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. We believe that presenting debt, net of cash is useful to investors as a measure of our leverage, as cash and cash equivalents can be used, among other things, to repay indebtedness. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

Reconciliation of adjusted diluted earnings per share from continuing operations attributable to SSI shareholders
($ per share)	Three Months Ended			Six Months Ended
	2Q22	1Q22	2Q21	2022	2021
As reported	$1.27	$1.55	$1.54	$2.81	$2.05
Charges (recoveries) for legacy environmental matters, net, per share(1)	0.13	0.02	(0.08)	0.15	0.02
Business development costs, per share	0.02	0.02	—	0.04	—
Restructuring charges and other exit-related activities, per share	—	—	0.03	—	0.03
Income tax expense (benefit) allocated to adjustments, per share(2)	(0.04)	(0.01)	0.01	(0.04)	(0.01)
Adjusted(3)	$1.38	$1.58	$1.51	$2.96	$2.09
Reconciliation of adjusted EBITDA and adjusted EBITDA per ferrous ton
($ in millions)	Three Months Ended			Six Months Ended
	2Q22	1Q22	2Q21	2022	2021
Net income	$38	$47	$46	$85	$61
Plus interest expense	2	1	1	3	3
Plus tax expense	12	11	11	23	17
Plus depreciation and amortization	19	17	14	36	29
Plus charges (recoveries) for legacy environmental matters, net(1)	4	—	(2)	4	1
Plus business development costs	1	1	—	1	—
Plus restructuring charges and other exit-related activities	—	—	1	—	1
Adjusted EBITDA(3)	$75	$78	$71	$153	$112

Ferrous sales volume (LT, in thousands)	1,071	1,148	977	2,219	2,030
Adjusted EBITDA per ferrous ton sold ($/LT)	$70	$68	$73	$69	$55
LT = Long Ton, which is equivalent to 2,240 pounds

(1)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(2)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI shareholders is determined based on a tax provision calculated with and without the adjustments.

(3)	May not foot due to rounding.

Reconciliation of debt, net of cash
($ in thousands)
	February 28, 2022	November 30, 2021	August 31, 2021
Short-term borrowings	$7,451	$3,501	$3,654
Long-term debt, net of current maturities	254,126	256,215	71,299
Total debt	261,577	259,716	74,953
Less: cash and cash equivalents	17,823	19,081	27,818
Total debt, net of cash	$243,754	$240,635	$47,135

Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “the Company,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs, and strategies regarding the future, which may include statements regarding the impact of pandemics, epidemics, or other public health emergencies, such as the coronavirus disease 2019 (“COVID-19”) pandemic; the impact of equipment upgrades, equipment failures, and facility damage on production, including timing of repairs and resumption of operations; the realization of insurance recoveries; the Company’s outlook, growth initiatives, or expected results or objectives, including pricing, margins, sales volumes, and profitability; completion of acquisitions and integration of acquired businesses; the impacts of supply chain disruptions and inflation; liquidity positions; our ability to generate cash from continuing operations; trends, cyclicality, and changes in the markets we sell into; strategic direction or goals; targets; changes to manufacturing and production processes; the realization of deferred tax assets; planned capital expenditures; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions, and credits; the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; the potential impact of adopting new accounting pronouncements; the impact of labor shortages or increased labor costs; obligations under our retirement plans; benefits, savings, or additional costs from business realignment, cost containment, and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations, and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” of Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: the impact of pandemics, epidemics, or other public health emergencies, such as the COVID-19 pandemic; the impact of equipment upgrades, equipment failures, and facility damage on production; potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; inability to obtain or renew business licenses and permits; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; failure to realize or delays in realizing expected benefits from investments in processing and manufacturing technology improvements; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of inflation and foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Company Contact:
Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com